CHANGE OF CONTROL/SEVERANCE AGREEMENT

This CHANGE OF CONTROL/SEVERANCE AGREEMENT by and between PAREXEL International Corporation (together with all subsidiaries or affiliates hereinafter referred to as the “Company”) and Simon Harford (the “Executive”) effective as of the Executive’s start date of employment.

WHEREAS, the Executive has been hired as a senior executive of the Company and is expected to make major contributions to the Company;

WHEREAS, the Company desires continuity of management; and

WHEREAS, the Executive is willing to render services to the Company subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1.    Termination without Cause.

In the event the Company terminates the Executive’s employment with the Company without Cause (as such term is defined in Section 5(c) below), the Company shall pay to the Executive (a) a single lump sum amount (net of any required withholding) equal to twelve (12) months of monthly base salary (at the highest monthly base salary rate in effect for the Executive in the twelve month period prior to the termination of his employment)(“Base Salary”) and (b) a single lump sum amount (net of any required withholding) equal to the pro rata share of the bonus that would otherwise have been payable to the Executive pursuant to the Company's Management Incentive Plan (the Management Incentive Plan, as amended, or any successor bonus plan thereto, the “MIP”) during the fiscal year in which the termination occurs had his employment not been terminated by the Company, based on bonus arrangements in effect immediately prior to the termination of his employment, such pro rata share to be calculated from the beginning of the fiscal year in which the termination occurs through the date of termination (which, subject to Section 5(h) below, shall be paid within ten business days after the payment of bonuses, if any, to the Company’s executive officers pursuant to the MIP for the year in which the termination occurred); provided, however, that such pro rata bonus shall only be payable to the extent of, and in accordance with, (i) the Company’s determination that the Company’s and the Executive’s MIP performance goals have been satisfied, and (ii) the Company’s determination to pay bonuses to its executive officers, for the fiscal year in which the termination occurs.

2.    Termination Prior to a Change of Control.

(a)    Notwithstanding the provisions of Section 1 above, if, within nine months prior to a Change of Control (as such term is defined in Section 5(b) below) and subsequent to the commencement of substantive discussions that ultimately result in the Change of Control, the Company terminates the Executive’s employment with the Company without Cause (as such term is defined in Section 5(c) below):

(1)    the Company shall pay to the Executive a lump sum amount (net of any required withholding) equal to: (i) twelve (12) months of Base Salary, plus (ii) the target bonus that could have been payable to the Executive (assuming continued employment) during the fiscal year in which the termination of employment occurs based on bonus arrangements in effect immediately prior to the termination of his employment; and

(2)    the Company shall (i) subject to the terms and conditions provided for by the law known as “COBRA”, provided the Executive has timely elected COBRA and continues to be covered by COBRA at the time of the Change of Control and subject to the Executive’s copayment of premium amounts at the active employee rate, pay the Company’s share of premium payments as from time to time in effect for active employees for group medical and dental insurance through the earliest of (1) twelve (12) months following the Change of Control, (2) the date the Executive becomes eligible through new employment for medical and/or dental, or (3) the date the Executive becomes ineligible for COBRA benefits (as applicable, the “COBRA Contribution Period”); provided, however, that such Company-paid premiums may be recorded as additional income pursuant to Section 6041 of the Code, and not entitled to any tax qualified treatment to the extent necessary to comply with or avoid the discriminatory treatment prohibited by the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010 or Section 105(h) of the Code. The Executive agrees to give prompt written notice of any subsequent employment he obtains during the COBRA Contribution Period. If the Company determines, in its discretion, that it cannot pay its share of premium payments as described in this Section 2(a)(2) without income tax consequences to the Executive, the Company may instead provide an additional amount of severance to the Executive sufficient to cover the employer share of the premium for the Executive’s group medical and dental insurance coverage for the period described in this Section 2(a)(2), together with an amount sufficient to pay any taxes on such additional severance payments; and (ii) subject to the terms and conditions of such plan, until the earlier of twelve (12) months following the Change of Control or the date the Executive becomes eligible through new employment for life and/or accident insurance, provide the Executive with life and accident insurance or reimburse the Executive for the costs of his obtaining life and/or accident insurance substantially comparable to such benefits as provided to him by the Company. The Executive agrees to give prompt written notice of any subsequent employment he obtains prior to the date that is twelve (12) months following the Change of Control that results in his eligibility for life and/or accident insurance; and

(3)    except as provided herein, notwithstanding any vesting schedule, forfeiture provisions, or anything else to the contrary in the respective award agreement or plan document governing such award, each outstanding and unvested equity award that vests solely based on the passage of time held by the Executive as of the day prior to his termination of employment with the Company shall remain outstanding for the period of nine (9) months following the Executive’s termination of employment with any vesting of such award being suspended until it is determined whether there is a Change of Control during the nine (9) month period following his termination of employment and (i) if a Change of Control occurs within such nine (9) month period, be treated as if the Executive had remained employed by the Company through the effective date of the Change of Control and, subject to Section 5(h) below, immediately become vested, exercisable and issuable and any forfeiture restrictions thereon shall lapse as of the Change of Control or (ii) if no Change of Control occurs within such nine (9) month period, terminate and be of no further force or effect. For the avoidance of doubt, (x) no award shall remain outstanding by virtue of this Section 2(a)(3) beyond its original term and (y) each outstanding and unvested equity award that vests based on the achievement of one or more performance metrics held by the Executive as of the day prior to his termination of employment with the Company shall not be governed by this Section 2(a)(3) and shall instead be governed by its terms;

provided, however, that any amounts and benefits set forth in this Section 2 shall be reduced by any and all other severance or other amounts or benefits with the exception of qualified or nonqualified retirement or deferred compensation benefits paid or payable to the Executive as a result of the termination of his employment.

3.    Termination Following a Change of Control.

(a)    Notwithstanding the provisions of Sections 1 and 2 above, if, at any time during a period commencing with a Change of Control and ending eighteen months after such Change of Control the Company terminates the Executive’s employment without Cause (as such term is defined in Section 5(c) below) or the Executive terminates his employment with the Company for Good Reason (as such term is defined in Section 3(b) below) (provided, however, that a termination for Good Reason by the Executive can only occur if (i) the Executive has given the Company a Notice of Termination indicating the existence of a condition giving rise to Good Reason and the Company has not cured the condition giving rise to Good Reason within thirty (30) days after receipt of such Notice of Termination, and (ii) such Notice of Termination is given within ninety (90) days after the initial occurrence of the condition giving rise to Good Reason and further provided that a termination for Good Reason shall occur no later than two years after the initial existence of the condition constituting “Good Reason”):

(1)    the Company shall pay to the Executive a lump sum amount (net of any required withholding) equal to: (i) twelve (12) months of Base Salary, plus (ii) the target bonus that could have been payable to such Executive (assuming continued employment) during the fiscal year in which the termination of employment occurs based on bonus arrangements in effect immediately prior to the termination of his employment (all payments under Sections 1, 2(a)(1) and this Section 3(a) being referred to collectively, as the “Severance Payments”); and

(2)    the Company shall (i) subject to the terms and conditions provided for by the law known as “COBRA”, and subject to the Executive’s timely election of COBRA and the Executive’s copayment of premium amounts at the active employee rate, pay the Company’s share of premium payments as from time to time in effect for active employees for group medical and dental insurance through the earliest of (1) twelve (12) months following the Executive’s last day of employment, (2) the date the Executive becomes eligible through new employment for medical and/or dental, or (3) the date the Executive becomes ineligible for COBRA benefits (as applicable, the “COBRA Contribution Period”); provided, however, that such Company-paid premiums may be recorded as additional income pursuant to Section 6041 of the Code, and not entitled to any tax qualified treatment to the extent necessary to comply with or avoid the discriminatory treatment prohibited by the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010 or Section 105(h) of the Code. The Executive agrees to give prompt written notice of any subsequent employment he obtains during the COBRA Contribution Period. If the Company determines, in its discretion, that it cannot pay its share of premium payments as described in this Section 2(a)(2) without income tax consequences to the Executive, the Company may instead provide an additional amount of severance to the Executive sufficient to cover the employer share of the premium for the Executive’s group medical and dental insurance coverage for the period described in this Section 2(a)(2), together with an amount sufficient to pay any taxes on such additional severance payments; and (ii) until the earlier of twelve (12) months following the Executive’s last day of employment or the date the Executive becomes eligible through new employment for life and/or accident insurance, provide the Executive with life and accident insurance or reimburse the Executive for the costs of his obtaining life and/or accident insurance substantially comparable to such benefits as provided to him by the Company. The Executive agrees to give prompt written notice of any subsequent employment he obtains prior to the date that is twelve (12) months following his termination of employment that results in his eligibility for life and/or accident insurance; and

(3)    except as provided herein and subject to Section 5(h) below, each outstanding and unvested equity award that vests solely based on the passage of time held by the Executive, shall immediately become vested, exercisable and issuable and any forfeiture restrictions thereon shall lapse as of the termination of employment. For the avoidance of doubt, each outstanding and unvested equity award that vests based on the achievement of one or more performance metrics held by the Executive shall not be governed by this Section 3(a)(3) and shall instead be governed by its terms;

provided, however, that any amounts and benefits set forth in this Section 3 shall be reduced by any and all other severance or other amounts or benefits with the exception of qualified or nonqualified retirement or deferred compensation benefits paid or payable to the Executive as a result of the termination of his employment.
(b)    For purposes of Section 3 above, “Good Reason” shall mean the occurrence of one or more of the following events following a Change of Control, as the case may be: (i) the assignment to the Executive of any duties inconsistent in any adverse, material respect with his position, authority, duties or responsibilities immediately prior to the Change of Control or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities; (ii) a material reduction in the aggregate of the Executive’s base compensation; or (iii) a change by the Company in the location at which the Executive performs the Executive’s principal duties for the Company to a new location that is both (X) outside a radius of 40 miles from the Executive’s principal residence immediately prior to the Change of Control and (Y) more than 30 miles from the location at which the Executive performed the Executive’s principal duties for the Company immediately prior to the Change of Control; or a requirement by the Company that the Executive travel on Company business to a substantially greater extent than required immediately prior to the Change of Control or (iv) a failure by the Company to obtain the agreement referenced in Section 5(e).
4.     Distributions.
The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under this Agreement:
(i)    All payments under Sections 1(i) and 3(a)(1) shall be made within 60 days following Executive’s termination, and any payment under Section 2(a)(1) shall be made within 60 days following the Change of Control, provided that in all cases the Executive has executed and submitted the Agreement/Waiver subject to Section 5(h) and the statutory period during which Executive is entitled to revoke the release of claims pursuant to applicable law has expired prior to payment during the 60-day period, and further provided that payment shall be made in the second taxable year of the Executive if such 60-day period begins in one taxable year and ends in a subsequent taxable year of Executive.
(ii)    It is intended that each installment of the payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits, or designate the taxable year of payment, except to the extent specifically permitted or required by Section 409A;
(iii)    If, as of the date of the “separation from service” of the Executive from the Company, the Executive is not a “specified employee” (each within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in this Agreement; and
(iv)    If, as of the date of the “separation from service” of the Executive from the Company, the Executive is a “specified employee” (each, for purposes of this Agreement, within the meaning of Section 409A), then:
(A) Each installment of the payments and benefits that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation § 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of the Executive’s tax year in which the Executive’s separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which the Executive’s separation from service occurs; and
(B) Each installment of the payments and benefits that is not paid within the Short-Term Deferral Period and that would, absent this subsection, be paid within the six-month period following the “separation from service” of the Executive from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the death of the Executive), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation § 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service) or Treasury Regulation § 1.409A-1(b)(9)(iv) (relating to reimbursements and certain other separation payments). Such payments shall bear interest at an annual rate equal to the prime rate as set forth in the Eastern edition of the Wall Street Journal on the date of the Executive’s termination, from the date of the Executive’s termination to the date of payment. Any installments that qualify for the exception under Treasury Regulation § 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year of the Executive following the taxable year of the Executive in which the separation from service occurs.

(v)    All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange from any other benefit.

5.    General.
(a)    In the event the Executive’s employment with the Company is terminated (i) by the Company at any time for Cause (as such term is defined in Section 5(c) below), or (ii) by the Executive at any time for any reason, other than for Good Reason (as such term is defined in Section 3(b) above) during the specific time period set forth in Section 3, the Executive shall not be entitled to the severance benefits or other considerations described herein by virtue of this Agreement.
(b)    For purposes of this Agreement, “Change of Control” shall mean the closing of: (i) a merger, consolidation, liquidation or reorganization of the Company into or with another Company or other legal person, after which merger, consolidation, liquidation or reorganization the capital stock of the Company outstanding prior to consummation of the transaction is not converted into or exchanged for or does not represent more than 50% of the aggregate voting power of the surviving or resulting entity; (ii) the direct or indirect acquisition by any person (as the term “person” is used in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of more than 50% of the voting capital stock of the Company, in a single or series of related transactions; or (iii) the sale, exchange, or transfer of all or substantially all of the Company’s assets (other than a sale, exchange or transfer to one or more entities where the stockholders of the Company immediately before such sale, exchange or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the entities to which the assets were transferred); provided that the event described in (i), (ii) or (iii) is also described in Code section 409A(2)(A)(v) and the regulations thereunder.
(c)    For purposes of this Agreement, “Cause” shall mean: (i) the commission by the Executive of a felony, either in connection with the performance of his obligations to the Company or which adversely affects the Executive’s ability to perform such obligations; (ii) gross negligence, breach of fiduciary duty or breach of any confidentiality, non-competition or developments agreement in favor of the Company; or (iii) the commission by the Executive of an act of fraud or embezzlement or other acts in intentional disregard of the Company which result in loss, damage or injury to the Company, whether directly or indirectly.
(d)     The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive.
(e)    Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) of the Company; provided, however, that as a condition of closing any transaction which results in a Change of Control, the Company shall obtain the written agreement of any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) of the Company to be bound by the provisions of this Agreement as if such successor were the Company and for purposes of this Agreement, any such successor of the Company shall be deemed to be the “Company” for all purposes.
(f)    Nothing in this Agreement shall create any obligation on the part of the Company or any other person to continue the employment of the Executive. If the Executive elects to receive the severance and benefits set forth in Sections 1, 2 or 3, the Executive shall not be entitled to any other salary continuation or severance benefits in the event of his cessation of employment with the Company.
(g)    Nothing herein shall affect the Executive’s obligations under any key employee, non-competition, confidentiality, option or similar agreement between the Company and the Executive currently in effect or which may be entered into in the future.
(h)    The Executive agrees that it will execute and deliver to the Company a copy of the Agreement/Waiver substantially in the form attached hereto as Exhibit A in consideration of, and prior to the Company’s payment of, any amounts payable hereunder.
(i)    This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. This Agreement constitutes the entire Agreement between the Executive and the Company concerning the subject matter hereof and supersedes any prior negotiations, understandings or agreements concerning the subject matter hereof, whether oral or written, and may be amended or rescinded only upon the written consent of the Company and the Executive. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions of this Agreement and this Agreement shall be construed and reformed to the fullest extent possible. The Executive may not assign any of his rights or obligations under this Agreement; the rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
(j)     This Agreement is intended to comply with or be exempt from the provisions of Section 409A and shall, to the extent practicable, be construed in accordance therewith. Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required in order to comply with Section 409A. Notwithstanding the foregoing, to the extent that the Agreement or any payment or benefit hereunder shall be deemed not to comply with Section 409A, then neither the Company, the Board of Directors nor its or their designees or agents shall be liable to the Executive or any other person for any actions, decisions or determinations made in good faith.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

The Company:

PAREXEL INTERNATIONAL CORPORATION

By: /s/ Josef H. von Rickenbach

Name: Josef H. von Rickenbach

Title: Chairman and Chief Executive Officer

The Executive:

Signature: /s/ Simon Harford

Printed Name: Simon Harford